Ex - 16.1

August 4, 2025

Audit Committee and Management Professional Diversity Network, Inc.

Dear Ladies and Gentlemen:

This is to confirm that the client-auditor relationship between Professional Diversity Network, Inc. (Commission File Number 001-35824) and Sassetti LLC has ceased, with initial communication provided on July 24, 2025. We agree with the statements contained in the 8k filed on August 4, 2025.

Very truly yours,

Sassetti LLC

2107 Swift Drive, Suite 210, Oak Brook, IL 60523 ▪ 708.386.1433 ▪ www.sassetti.com